Exhibit 10.11-A

AMENDMENT TO
CHANGE IN CONTROL AGREEMENT

This AMENDMENT (this “Amendment”), dated as of December __, 2012, to the Change in Control Agreement (as defined below) is made by and between American Equity Investment Life Holding Company (the “Company”) and ___________ (the “Executive”).

WHEREAS, the Company and the Executive previously entered into that certain Change in Control Agreement, dated as of __________ (the “CIC Agreement”); and

WHEREAS, the Company and the Executive wish to amend the CIC Agreement as set forth below;

NOW, THEREFORE, the CIC Agreement is hereby amended as follows:

1.
Section 4.A.(ii) shall be revised to replace the word “pro-rationed” with “pro-rated” and to add the following clause at the end: “, payable at the same time bonuses are paid to other executives at the Company”.

2.	Section 4.A.(iv) shall be revised to add the following clause at the end: “, payable within five days following the Date of Termination”.

3.	The following section shall be added as a new Section 21 of the CIC Agreement and numbering with respect to the subsequent section shall be adjusted accordingly:

21.    Section 409A. The parties intend that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, "Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until the Executive has incurred a "separation from service" within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive's separation from service shall instead be paid on the first business day after the date that is six months following the Executive's separation from service (or, if earlier, the Executive's date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

4.	Except as modified by this Amendment, the CIC Agreement is hereby confirmed in all respects.

[Signature page follows]

Exhibit 10.11-A

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

AMERICAN EQUITY INVESTMENT
LIFE HOLDING COMPANY

_______________________________
By:
Title:

EXECUTIVE

_______________________________